As filed with the Securities and Exchange Commission on August 8, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIMATRON LIMITED
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

11 Gush Etzion St. Givat Shmuel 54030, Israel
(Address of Principal Executive Offices)(Zip Code)

Cimatron Ltd. 2004 Share Option and Restricted Shares Incentive Plan
 (Full Title of the Plan)

Cimatron Technologies Inc.
41700 Gardenbrook Road, Suite 100
Novi, Michigan 48375

 (Name and address of agent for service)

(248) 596-9700
(Telephone number, including area code, of agent for service)

Copies to:
Asaf Harel, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value New Israeli Shekel (“NIS”) 0.10 per share (“Ordinary Shares”)	618,500	(2)	$6.69	(3)	$4,137,765	$564.39	(4)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the 2004 Plan.

(2)
This Registration Statement registers the offer, issuance and sale of 618,500 Ordinary Shares pursuant to equity awards that may be granted under the Cimatron Ltd. 2004 Share Option and Restricted Shares Incentive Plan (the “2004 Plan”).  These Ordinary Shares had been transferred to the 2004 Plan from the Cimatron Ltd. Employee Share Option Plan (1998) (“1998 Plan”) in November 2007 and are therefore not covered by existing registration statements on Form S-8 (SEC File No.’s 333-12458 and 333-140809) that cover the offer, issuance and sale of Ordinary Shares under the 1998 Plan and 2004 Plan, respectively.

(3)	Calculated in accordance with Rule 457(h)(1) and 457 (c) promulgated under the Securities Act, based on the average of the high and low prices of the registrant’s Ordinary Shares on August 2, 2013.
(4)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price ($4,137,765) by 0.00013640.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer, issuance and sale of up to an additional 618,500 ordinary shares, par value New Israeli Shekel (“NIS”) 0.10 per share (“Ordinary Shares”), of Cimatron Limited (“Cimatron,” the “Company,” the “Registrant,” “our company,” “we” or “us”) that may potentially be issued or sold by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants under the Cimatron Ltd. 2004 Share Option and Restricted Shares Incentive Plan (the “2004 Plan”).  These Ordinary Shares had been transferred to the 2004 Plan from the Cimatron Ltd. Employee Share Option Plan (1998) (“1998 Plan”) in November 2007 and are therefore not covered by existing registration statements on Form S-8 (SEC File No.’s 333-12458 and 333-140809) that cover the offer, issuance and sale of Ordinary Shares under the 1998 Plan and 2004 Plan, respectively.

Pursuant to Instruction E of Form S-8, the content of the Company’s registration statement on Form S-8 (File No. 333-140809) covering offers, issuances and sales under the 2004 Plan that was filed with the Securities and Exchange Commission (the “Commission”) on February 21, 2007, is incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Commission on April 30, 2013.

(b) Our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission (including, except where indicated below, all exhibits thereto) on: February 6, 2013 (excluding the quote from our Chairman of the Board in the press release attached thereto); February 19, 2013 (excluding any quotes from our management in the press release attached as Exhibit 1 thereto); March 6, 2013; March 20, 2013; March 21, 2013  (excluding the quote from our Chairman of the Board in the press release attached as Exhibit 99.1 thereto); March 22, 2013; April 1, 2013; May 13, 2013 (excluding any quotes from our management in the press release attached as Exhibit 1 thereto); May 20, 2013; May 21, 2013 (both Reports on Form 6-K furnished on that day); May 29, 2013; June 24, 2013; and August 1, 2013.

(c) The description of our Ordinary Shares (which are registered under Section 12(b) of the Exchange Act) contained in our Report of Foreign Private Issuer on Form 6-K furnished to the Commission on September 7, 2009, including any amendment or report filed for the purpose of updating such description.

In addition, all other reports subsequently filed by us with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K submitted by us to the Commission, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or submitted incorporated document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Consistent with the provisions of the Israeli Companies Law, 5759–1999, as amended (the “Companies Law”), our articles of association (as amended and restated) include provisions permitting us to procure insurance coverage for our office holders, exculpate them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, exculpation from liability, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our compensation committee and our board of directors and, in the case of our directors and chief executive officer, by our shareholders.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders for:

•	a breach of his or her duty of care to the company or to another person;
•
a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

•	a financial liability imposed upon him or her in favor of another person concerning an act performed by such office holder in his or her capacity as an officer holder.

We currently have directors’ and officers’ liability insurance providing total coverage of $10 million for the benefit of all of our directors and officer holders.
Indemnification

The Companies Law provides that a company may indemnify an office holder against:

•	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder;
•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (i) proceedings that the company institutes, or that another person institutes on the company's behalf, against him or her; (ii) a criminal charge of which he or she was acquitted; or (iii) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought; and

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent.

Our articles of association allow us to indemnify our office holders to the fullest extent permitted by law. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

•	to categories of events that the board of directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and
•	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

Following approval by our shareholders at our 2012 annual general meeting of shareholders, held in July 2012, we have entered into new indemnification agreements with each of our (and our subsidiaries’ and affiliated companies’) directors and other officer holders providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our (or our subsidiaries’ or affiliated companies’) directors and office holders Each such indemnification agreement provides the office holder with the maximum indemnification permitted under applicable law.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care (other than in relation to distributions). Our articles of association provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law. Under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (a) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (b) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (c) any action taken with the intent to derive an illegal personal benefit; or (d) any fine levied against the office holder.

Furthermore, in the opinion of the Commission, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Cimatron Ltd. 2004 Share Option and Restricted Shares Incentive Plan (1)
4.2	Articles of Association of the Registrant (2)
4.3	Specimen ordinary share certificate of the Registrant (3)
5	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of the Cimatron Ltd. ordinary shares being registered*
23.1	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants, a member of Deloitte Touche Tohmatsu*
23.2	Consent of Lucas, Horsfall, Murphy & Pindroh, LLP*
23.3	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-140809), filed with the Commission on February 21, 2007.
(2)
Incorporated by reference to Exhibit A to the Registrant’s Proxy Statement for its 2006 Annual General Meeting of Shareholders, included in the Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on November 22, 2006 (Commission File No. 000-27974).

(3)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-3 (Commission File No. 333-189764), filed with the Commission on July 2, 2013.
*	Filed herewith

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

 (ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

 (iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Givat Shmuel, State of Israel, on this 8th day of August, 2013.

Cimatron Limited

By: /s/ Dan Haran
Name: Dan Haran
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Cimatron Ltd., an Israeli corporation, do hereby constitute and appoint Dan Haran, Chief Executive Officer, and Ilan Erez, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dan Haran Dan Haran	President and Chief Executive Officer (Principal Executive Officer)	August 8, 2013
/s/Ilan Erez Ilan Erez	Chief Financial Officer (Principal Financial and Accounting Officer)	August 8, 2013
/s/ Yossi Ben-Shalom Yossi Ben-Shalom	Chairman of the Board	August 8, 2013
/s/ William F. Gibbs William F. Gibbs	Vice Chairman of the Board	August 8, 2013
/s/ Barak Dotan Barak Dotan	Director	August 8, 2013
/s/ Nir Cohen Nir Cohen	Director	August 8, 2013
/s/ David Golan David Golan	Director	August 8, 2013
/s/ Eti Livni Eti Livni	Director	August 8, 2013
/s/ Rami Entin Rami Entin	Director	August 8, 2013

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

Cimatron Technologies Inc.

By: /s/ William F. Gibbs
Name: William F. Gibbs
Title: President
Date: August 8, 2013

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

CIMATRON LIMITED

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Cimatron Ltd. 2004 Share Option and Restricted Shares Incentive Plan (1)
4.2	Articles of Association of the Registrant (2)
4.3	Specimen ordinary share certificate of the Registrant (3)
5	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of the Cimatron Ltd. ordinary shares being registered*
23.1	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants, a member of Deloitte Touche Tohmatsu*
23.2	Consent of Lucas, Horsfall, Murphy & Pindroh, LLP*
23.3	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-140809), filed with the Commission on February 21, 2007.
(2)
Incorporated by reference to Exhibit A to the Registrant’s Proxy Statement for its 2006 Annual General Meeting of Shareholders, included in the Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on November 22, 2006 (Commission File No. 000-27974).

(3)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-3 (Commission File No. 333-189764), filed with the Commission on July 2, 2013.
*	Filed herewith